UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☒   Soliciting Material Under Rule 14a-12
TEGNA INC.
(Exact name of registrant as specified in its charter)

STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
CARLOS P. SALAS
ELIZABETH A. TUMULTY
STEPHEN USHER
DAVID GLAZEK
DANIEL MALMAN
AMIT THAKRAR
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Standard General L.P., together with the other participants named herein, on March 17, 2021, filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of shareholders of TEGNA .
On March 18, 2021, Standard General issued the following press release:

Standard General Issues Letter to the TEGNA Board

Standard General L.P., the largest active shareholder of TEGNA Inc. (NYSE: TGNA), issued the following letter to the TEGNA Board calling for a full investigation into the racially insensitive incident involving TEGNA CEO David Lougee.

Dear TEGNA Board of Directors,

We are writing to reiterate Standard General’s call for a full investigation into the racially insensitive incident involving Adonis Hoffman and TEGNA CEO Dave Lougee. In addition, we demand that Mr. Lougee and TEGNA cease the spread of false narratives related to the incident that they have undertaken in recent weeks. This letter follows our previous letter on March 9 when we asked the Board to conduct a full investigation.

After Mr. Hoffman provided a written account of the racially insensitive incident involving Mr. Lougee to Tegna and to us on March 3, we asked the Board to conduct a thorough, independent investigation into this incident and the conduct of Mr. Lougee.

It did not.  In fact, it appears that the Board’s review had already concluded - over the space of just a few days after the Board received Mr. Hoffman’s account. This “review” consisted of an outside law firm conducting one interview with Dave Lougee, a file review, and interviews with Mr. Lougee only by Board members and the General Counsel.

Mr. Hoffman’s account raised serious concerns regarding potential racial bias in the C-suite of one of the nation’s leading media companies that serves local communities across the United States. Whether it turns out that these incidents with Mr. Hoffman were an aberration or part of a larger record of problematic conduct, the investigation raises red flags.

•	At no point did anyone speak to or reach out to Mr. Hoffman, the wronged party in this incident and in subsequent encounters with Mr. Lougee.

•	At no point did Mr. Lougee offer an apology to Mr. Hoffman, which, subsequently, Mr. Lougee made false claims about.

•
When asked by a media publication why the Board didn’t reach out to Mr. Hoffman, a “source close to TEGNA” stated “Lougee had not disputed the incident, so the facts were not an issue.  As to an offer to compensate Hoffman over the incident, the source said the company was convinced that did not happen.”  That statement claims that no facts were in dispute and then proceeds to dispute those very facts. The board cannot know the facts without talking to the wronged party, which is why we are calling for this investigation.

•
In Mr. Lougee’s letter to employees he suggests that he “ran into Mr. Hoffman and mistakenly thought he was a hotel valet.”  However, per Mr. Hoffman’s account, which was released publicly, Mr. Lougee sat one seat away from Mr. Hoffman at the head table at an industry event and conversed with him over lunch immediately prior to the incident.

•	Mr. Lougee’s recounting of the incident is inconsistent with how the event actually transpired and omits critical details provided by Mr. Hoffman.

In the face of these red flags, we do not understand how the Board reached the conclusion that this “review” met the basic requirements of the Board’s fiduciary duty. Moreover, we continue to question how this could reflect deeper biases present in upper management, particularly in view of data indicating that TEGNA lags on key diversity metrics. The focus of the investigation the Board conducted appears to have been to exonerate Mr. Lougee as quickly as possible. The Board’s duty is to shareholders, not to Mr. Lougee.

We also ask that TEGNA cease spreading false rumors to the investment community and media that Standard General planned this occurrence. We did not know this incident had occurred when we nominated Mr. Hoffman and three other directors on January 21, 2021. Mr. Hoffman first notified us of the incident privately on February 23, 2021. Mr, Hoffman notified us he was withdrawing from consideration -- and provided us his letter of withdrawal -- at the same time he notified the TEGNA Board on March 3, 2021. Attempts to portray Standard General as the engineer of a scandal that is of Mr. Lougee’s making are inconsistent with the avowals of Mr. Lougee and the TEGNA Board that they regret this incident and take concerns about racially insensitive conduct seriously.

To conclude, we expect the Board to conduct a full investigation into the incident involving Mr. Lougee and Mr. Hoffman and the broader issues the incident raises.

Regards,

Soo Kim
Founding Partner
Standard General L.P.

On March 17, 2021, Standard General, L.P., together with the other participants named below, filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of votes for the election of directors at the 2021 annual meeting of TEGNA.

STANDARD GENERAL STRONGLY ADVISES ALL STOCKHOLDERS OF TEGNA TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED BY STANDARD GENERAL WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT AND STANDARD GENERAL’S OTHER PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. The participants in the proxy solicitation are anticipated to be Standard General, Standard General Master Fund L.P., Soohyung Kim, Stephen Usher, David Glazek, Daniel Malman and Amit Thakar and Standard General’s nominees Colleen Brown, Carlos P. Salas and Elizabeth A. Tumulty.  Stockholders are urged to read the preliminary proxy statement for further information about the nominees and the other participants in the solicitation.